                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                  the Securities Act of 1934 (Amendment No.   )

Filed by the Registrant  [x]
Filed by Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Material
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              On-Gard Systems, Inc.
- -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              On-Gard Systems, Inc.
- -------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee  (Check the appropriate box):
[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

     3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11:(1)

        -----------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

     5) Total fee paid:

        -----------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[x]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        -----------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No:

        -----------------------------------------------------------------------

     3) Filing Party:

        -----------------------------------------------------------------------

     4) Date Filed:

        -----------------------------------------------------------------------

                              ONGARD SYSTEMS, INC.
                                40 Commerce Drive
                           Hauppauge, New York   11788


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 16, 1996



     Notice is hereby given that the Annual Meeting of Stockholders of ONGARD SYSTEMS, INC. (hereinafter called the "Company"), will be held at the offices of the Company located at 40 Commerce Drive, Hauppauge, New York, on July 16, 1996 at 9:00 a.m., local time, for the following purposes:


          (1) To elect five directors to serve for a term of one year and until their successors are duly elected and qualified, four of which directors will be elected by the holder of the Company's Common and Series A Preferred Stock and one of which will be elected by the holders of the Company's Series B Preferred Stock;

          (2) To consider and act upon a proposal to approve the selection of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 1996; and

          (3) To consider and act upon a proposal to amend Article VI of the Company's Certificate of Incorporation to increase the authorized capital of the Company from 10,000,000 common shares to 25,000,000 common shares. The number of authorized shares of preferred stock will not be changed;

          (4) To consider and act upon a proposal to amend the OnGard Systems, Inc. Stock Option Plan to increase the number of shares authorized under the Plan from 600,000 to 1,500,000 and to increase the number of shares that may be granted to any single participant during the term of the plan from 100,000 to 350,000; and

          (5) To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 17, 1996, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

                                   By Order of the Board of Directors


                                   Philip B. Kart
                                   Assistant Secretary


Hauppauge, New York
May 28, 1996


YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

                              ONGARD SYSTEMS, INC.
                                40 Commerce Drive
                           Hauppauge, New York   11788


                                 PROXY STATEMENT



     The accompanying proxy is solicited by the Board of Directors of ONGARD SYSTEMS, INC. for use at the Annual Meeting of Stockholders to be held on July 16, 1996 at 9:00 a.m. and any adjournments thereof, notice of which meeting is attached hereto. This Proxy Statement and the Company's Annual Report to Stockholders have been mailed on or about May 17, 1996 to all holders of record of the Company's common stock, Series A Preferred Stock and Series B Preferred Stock.


     The purposes of the Annual Meeting are: (i) to elect five directors, four of which directors will be elected by the holders of the Company's Common Stock and Series A Preferred Stock, voting as a single group and one of which directors will be elected by the holders of the Company's Series B Preferred Stock; (ii) to approve the selection of Arthur Andersen, LLP as the Company's independent public accountants; (iii) to approve an amendment to the Company's Certificate of Incorporation to increase the authorized capital of the Company from 10,000,000 common shares, $.001 par value, to 25,000,000 common shares, $.001 par value (the number of shares of authorized preferred stock is not proposed to be increased at this time); (iv) to approve an amendment to the Company's Stock Option Plan to increase the number of shares authorized to be issued under the Plan from 600,000 to 1,500,000 and to increase the number of shares that may be granted to any single participant during the term of the Plan from 100,000 to 350,000; and (v) to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     A stockholder who signs and returns a proxy in the accompanying form may revoke the same, at any time before the authority granted thereby is exercised, by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares of the Company's common stock (the "Common Stock") and shares of the Company's Series A Preferred Stock ("Series A Preferred Stock") represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the Proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, such shares of Common and Series A Preferred Stock will be voted FOR the election of the four director nominees, FOR the approval of the selection of Arthur Andersen, LLP as the Company's independent public accountants, FOR the approval of the amendment to the Company's Certificate of Incorporation and FOR the approval of the amendments to the Stock Option Plan; if no specification is made, proxies for shares of the Company's Series B Preferred Stock ("Series B Preferred Stock") will be voted FOR the Series B director nominee.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter does come before the Annual Meeting, the persons appointed in the Proxy or their substitutes will vote in accordance with their best judgment on such matters.

     The Board of Directors has fixed the close of business on May 17, 1996, as the record date for the Annual Meeting. On that date, the Company had outstanding 6,312,836 shares of Common Stock, 378,292 shares of Series A Preferred Stock and 100 shares of Series B Preferred Stock. Only record holders of the Common Stock and Series A Preferred Stock at the close of business on that date will be entitled to vote on the matters listed in (ii) through (v) above at the Annual Meeting. The holders of Common Stock and Series A Preferred Stock will vote as a group in the election of four of the five directors. Holders of the Series B Preferred Stock will vote on the election of the fifth director. Holders of the Common Stock, Series A Preferred Stock and Series B Preferred Stock will be entitled to one vote for each share of Common Stock so held on each matter on which they are authorized to vote, which may be voted in person or by proxy duly authorized in writing.

     The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company's officers, directors and regular employees personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     The by-laws of the Company provide that the number of directors which shall constitute the whole Board shall be not less than three nor more than nine.
Four persons are being nominated for election to the Board to be voted on by the holders of Common Stock and Series A Preferred Stock at the 1996 Annual Meeting. One person has been nominated for election to the Board to be voted on by the holders of Series B Preferred Stock. Each director will serve until the next

Annual Meeting of Stockholders and until his successor has been elected and qualified.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

     It is intended that the shares of Common and Series A Preferred Stock represented by properly executed proxies will be voted for the election of four of the persons listed below except where authority to so vote is withheld and shares of Series B Preferred Stock represented by properly executed proxies will be voted for the election of the Series B director listed below except where authority to so vote is withheld. The nominees have indicated that they are willing to serve as directors, and management of the Company does not contemplate that any of the nominees will be unable to serve as a director or will become unavailable for any reason, but if that should occur before the meeting, such proxy will be voted for another nominee or nominees to be selected by management, except with respect to the Series B director, in which case the proxy will be voted for another nominee to be selected by the Series B stockholders.

     The following table sets forth (i) the name and age of each nominee, (ii) the position and offices with the Company of each of nominee, and (iii) the year during which each nominee first became a director of the Company.

                                                             Served as
     Name                Age    Title                      Director Since
     ----                ---    -----                      --------------
Mark E. Weiss            43     President, Treasurer and        1989
                                Director

Eric L. Steiner, M.D.    43     Director                        1989

Paul J. Rizzo            68     Director                        N/A

Domenick P. Treschitta   54     Director                        N/A

Thomas F. Kearns, Jr.    57     Series B Director               1996

     During the fiscal year ended December 31, 1995, the Board of Directors held two regular meetings. All directors of the Company attended those meetings. On December 24, 1995, Derace L. Schaffer, M.D., resigned as director and was replaced on December 24, 1995 by Thomas F. Kearns, Jr., as the Series B

Preferred stockholders' designee. Effective as of December 24, 1995, the Board increased the number of directors constituting the current Board from three to five. Paul J. Rizzo and Domenick Treschitta have been nominated by the Board to fill the vacancies created by such increase.

     Mark E. Weiss is a co-founder and full-time employee of the Company and has served as a director, President and Treasurer since the Company's inception in June 1989. Prior to the Company's inception, from September 1987 to June 1989, Mr. Weiss was President and Chief Executive Officer of HealthCare United Management Corporation, a health insurance management organization, and President of HealthCare United, a federally-qualified health maintenance organization. HealthCare United was operating under the supervision of the Colorado Division of Insurance when Mr. Weiss joined the organization as part of a work-out team. As President of HealthCare United, Mr. Weiss worked with the Colorado Division of Insurance to place HealthCare United in an orderly receivership, ensuring that beneficiary coverage was maintained. Prior to that, Mr. Weiss was an independent consultant.

     Eric L. Steiner, M.D., is a co-founder of the Company and has served as a director since the Company's inception and served as the Company's Executive Vice President and Secretary from inception to October 1, 1993. He is not an employee of the Company. Since 1981, Dr. Steiner has been a board certified anesthesiologist, specializing in cardio-vascular anesthesia, and is past Chairman of the Department of Anesthesiology at Mercy Medical Center in Denver. Dr. Steiner is a 1978 graduate of Hahnemann Medical College and a 1974 graduate of the University of Pittsburgh.

     Paul J. Rizzo has been nominated to fill one of the vacancies created by the increase in the number of directors constituting the current Board. He became a consultant to the Company in October, 1995 advising the Company in the area of operations and investor relations. Mr. Rizzo has been a partner in Franklin Street Partners, a member of the National Association of Securities Dealers, since 1994 and serves as a director of Johnson & Johnson, McGraw Hill, Ryder Systems and Morgan Stanley Group. Prior to becoming a consultant to the Company, he was Vice Chairman of IBM Corporation from 1993 to 1994. From 1987 to 1992 he served as Dean of the University of North Carolina Graduate School of Business. From 1958 to 1987 he was Vice Chairman of IBM Corporation. Mr. Rizzo has a Bachelorof Science degree in Business from the University of North Carolina.

     Domenick P. Treschitta has been nominated to fill the second vacancy created by the increase in the number of directors. He became a consultant to the Company in March, 1995 advising the Company in the area of commercialization for AutoPak and corporate finance. Prior to becoming a consultant to the Company, he was Executive Vice President of Ballard Medical Products, Inc. Mr. Treschitta has a B.A. degree in Science from the University of Connecticut.

     Thomas F. Kearns, Jr. was appointed to the Board, effective December 24, 1995, to fill the vacancy created by the resignation of Derace L. Schaeffer, M.D., which resignation was effective as of the same date. Mr. Kearns was appointed after being nominated by the Series B Preferred stockholders in accordance with the right of the Series B Preferred stockholders to nominate and elect a director. Mr. Kearns is a retired partner of the investment banking firm of Bear, Stearn & Co., Inc. He also serves as a director of Biomet, Inc., a manufacturer of orthopedic devices, and Pharma Kinetics Laboratories, Inc., a contract research organization, and as a trustee of the University of North Carolina Endowment.

     The Company does not have standing audit or nominating committees, or committees performing similar functions, of its Board of Directors. The Company does have a compensation committee which was appointed by the Board on October 24, 1994; Dr. Steiner serves and, prior to his resignation, Dr. Schaffer served as the members of that committee. In 1995, one meeting of the Compensation Committee was held. The committee administers the Company's Stock Option Plan and determines the compensation of executive officers of the Company. See "Executive Compensation" concerning compensation of executive officers of the Company.

     In connection with its initial public offering the Company completed in September 1992, Royce Investment Group, Inc. ("Royce"), has the right pursuant to an underwriting agreement to designate a member or a non-voting advisor to the Company's Board of Directors until August 1997. Royce has not yet exercised its right nor expressed its intent with respect to designating such a person.

     The following persons, each of whom was an officer, director or beneficial owner of more than 10% of the Company's Common Stock, at any time during 1995, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act through December 31, 1995: Lawrence H. Cabeceiras and Kent W. Cherrey, one late report in 1995; Eric L. Steiner, M.D., two late reports in 1995.

     The Company's executive officers, directors and significant employees are as follows:

Name                          Age       Title
- ----                          ---       -----
Mark E. Weiss                 43        President, Treasurer,
                                        Director and Chief
                                        Executive Officer

Thomas F. Kearns, Jr.         57        Series B Director

Eric L. Steiner, M.D.         43        Director

Clay C. Cannady               34        Secretary

Philip B. Kart                45        Vice President,
                                        Chief Financial Officer
                                        and Assistant Secretary

Lawrence H. Cabeceiras        40        Vice President, Marketing

Kent W. Cherrey               40        Vice President, Sales

     Clay C. Cannady has been Director of Sterile Packaging and General Manager of OnGard since May 1993. From May 1988 to April 1993, he held various positions in the Sales and Marketing Group of American National Can. Mr. Cannady has a bachelor of arts degree from the University of Missouri and a graduate degree from the University of North Carolina School of Business.

     Philip B. Kart joined the Company in March 1994 as Vice President and Chief Financial Officer. Prior to joining the Company, from 1989 to 1994, Mr. Kart was a principal in Big Stone Partners, a financial advisory firm which assisted growing and troubled businesses in operations restructuring and financial management. Prior to that, Mr. Kart held financial officer or management positions with Lasertrak Corporation, a venture capital backed aviation equipment company, Agrigenetics Corporation, a $100 million (sales) biotechnology company and Union Carbide Corporation. He was also with the public accounting firm of Price Waterhouse. Mr. Kart has a bachelor's degree from Wagner College, an M.B.A. from City University of New York and is a C.P.A.

     Kent W. Cherrey joined the Company in November 1995 as Vice President of Sales. For the twelve years preceding this, Mr. Cherrey held a variety of positions in sales and sales management, leading to the position of Vice President of Strategic Accounts for Ballard Medical Products, Inc. in Utah. Ballard's product lines focused on disposable products sold to hospitals and related health care companies. Prior to that he was with Respiratory Care, Inc. from 1983 to 1985. Mr. Cherrey has a B.A. from University of Wisconsin.

     Lawrence H. Cabeceiras joined the Company in January 1995 as Vice President, Sales and Marketing. Prior to joining the Company, he had been AMSCO (American Sterilizer Company) from 1980 through 1994, most recently as Corporate Director of Marketing and Product Commercialization. He had previously been with Union Carbide, Linde Medical Gas Division from 1978 to 1980. Mr. Cabeceiras has a B.A. and M.B.A. from Tulane University.

                     SECURITY OWNERSHIP OF MANAGEMENT
                       AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 1996, by (i) each person who is known by the Company to own beneficially 5% or more of the Common Stock; (ii) each director, director nominee and officer individually; and (iii) all directors, director nominees and officers as a group. Except as otherwise indicated, each person has sole voting and investment power over the shares of Common Stock listed as beneficially owned by him.


    Name of individual                                              Percentage of Shares
    or number in group               Shares Beneficially Owned        Outstanding(1)(6)
    ------------------               -------------------------        -----------------
 Mark E. Weiss                             914,837(2)(3)               14.5%  (2)(3)
 40 Commerce Drive
 Hauppauge, NY  11788

 Eric L. Steiner, M.D.                     452,248(3)(5)                7.2%  (3)(5)
 40 Commerce Drive
 Hauppauge, NY  11788

 Montgomery Asset                        1,148,000(7)(8)               18.2%  (7)(8)
  Management, L.P.
 600 Montgomery Street
 San Francisco, CA  94111

 Quota Fund                                360,000(7)                   5.7%  (7)
 c/o Montgomery Asset
 Management, L.P.
 600 Montgomery Street
 San Francisco, CA  94111

                                        9


 Haussmann Holdings, N.V.                  456,000(7)                   7.2%  (7)
 c/o Montgomery Asset
 Management, L.P.
 600 Montgomery Street
 San Francisco, CA  94111

 Lawrence H. Cabeceiras                     26,250(4)                    .4%  (4)
 40 Commerce Drive
 Hauppauge, NY  11788

 Clay C. Cannady                            42,500(4)(6)                 .7%  (4)(6)
 40 Commerce Drive
 Hauppauge, NY  11788

 Philip B. Kart                             47,500(4)                    .4%  (4)
 40 Commerce Drive
 Hauppauge, NY  11788

 Thomas F. Kearns                           75,000(4)(7)                1.2%  (4)(7)
 40 Commerce Drive
 Hauppauge, NY  11788

 Paul J. Rizzo                              45,000(4)(7)                 .7%  (4)(7)
 40 Commerce Drive
 Hauppauge, NY  11788

 Domenick Treschitta                       139,000(4)(7)(9)               2.2%(4)(7)(9)
 40 Commerce Drive
 Hauppauge, NY  11788

 Mellon Bank Corporation                   555,000(10)                    8.8%(10)
 1 Mellon Bank Center
 Pittsburg, PA  15258


 The Dreyfus Corporation                   555,000(10)                    8.8%(10)
 200 Park Avenue
 New York, NY  10166


 All directors, directors                1,742,335(4)                  27.6%  (4)
 nominees and officers
 as a group (9 persons)

(1) Assumes no exercise of OnGard Common Stock purchase warrants which convert to 957,600 shares of Common Stock. See "Certain Relationships and Related Transactions."

(2) Includes 226,313 shares owned of record by LEC Irrevocable Trust, a trust of which Mr. Weiss and his family are beneficiaries. Under the terms of the LEC Irrevocable Trust, Dr. Steiner has the power to vote and direct the disposition of these shares and may be considered the beneficial owner thereof. Also includes 113,667 shares owned of record by Blue River Irrevocable Trust (see footnote 5) and assumes exercise of an option to buy 372,500 shares granted to Mr. Weiss which is currently exercisable; 62,500 of which expire in May 2003, 135,000 of which expire in December, 2001 and 175,000 of which expire in December 2002. See "Executive Compensation."
(3) The beneficial ownership of 339,980 shares (held by the LEC Trust and Blue River Trust) may be attributable to both Mr. Weiss and Dr. Steiner and is included in each of the totals of shares beneficially owned by them. See footnotes 2 and 5.
(4) Assumes exercise of currently exercisable options to buy shares of OnGard Common Stock granted as follows: (i) Mr. Weiss, 372,500 shares; (ii) Dr. Steiner, 47,500 shares; (iii) Mr. Cannady, 37,500 shares; (iv) Mr. Kart, 35,000 shares; (v) Mr. Cabeceiras, 26,250 shares; (vi) Mr. Kearns, 25,000 shares; (vii) Mr. Rizzo, 25,000; and (viii) Mr. Treschitta, 100,000. See "Executive Compensation."
(5) Includes 113,667 shares owned of record by Blue River Irrevocable Trust. Mr. Weiss serves as trustee of this trust for the benefit of Dr. Steiner and his family. Under the terms of the trust, Mr. Weiss has the power to vote and direct the disposition of these shares and may be considered the beneficial owner thereof. Also includes 226,313 shares owned of record by LEC Irrevocable Trust (see footnote 2) of which Dr. Steiner is trustee and 10,000 shares owned of record by CAC 401(k) Profit Sharing Plan for the benefit of Dr. Steiner, 10,268 shares acquired in payment of indebtedness owed to Dr. Steiner and 14,500 shares acquired in a private placement conducted by the Company in September, 1995. Also assumes exercise of options to buy 50,000 shares granted to Dr. Steiner which are currently exercisable and which expire in December, 2001 and options to buy 12,500 shares which are currently exercisable and which expire in December, 2002. See "Executive Compensation."
(6) Assumes exercise of options to buy 37,500 shares granted to Mr. Cannady which are currently exercisable and which expire in May, 2000.
(7) This beneficial owner purchased the Company's common shares in the private placement conducted in September 1995.
(8) Includes shares held by Quota Fund, Haussmann Holdings, N.V. and other advisory clients for which Montgomery Asset Management maintains voting and dispositive power.
(9) Includes 10,000 shares purchased by Barbara Treschitta, Mr. Treschitta's wife, in the September, 1995 private placement.

(10) Mellon Bank acquired shares in the public market for the Dreyfus Corporation and mutual funds for which Dreyfus Corporation acts as investment manager; Mellon Bank maintains voting and dispositive power over these shares.

                            EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid by the Company to officers of the Company whose total annual salary and bonus is in excess $100,000, for services rendered during the years indicated below.



                                  SUMMARY COMPENSATION TABLE
- ---------------------------------------------------------------------------------------------
                                           Annual Compensation                  Long-Term
                                                                              Compensation
                                    ---------------------------------------------------------
  Name and Principal         Year   Salary       Bonus       Other Annual     Stock Options
      Position                                               Compensation
- ---------------------------------------------------------------------------------------------
Mark E. Weiss, President     1995   $150,941    $50,000           --            350,000(1)
                             1994   $130,000    $25,000       $  (3)            135,000(5)
                             1993   $126,000    $35,000(4)    $  (3)                0
Lawrence H. Cabecerias,      1995   $110,909       --             --             60,000(2)
Vice President, Marketing
- ---------------------------------------------------------------------------------------------

(1)  Exercisable at $3.50 per share and expire December 24, 2002.
(2) 15,000 options vested and exercisable on January 30, 1995 and 45,000 vested equally in four annual installments exercisable at $6.50 per share. All expire January 30, 2002.
(3)  Less than $50,000 or 10% of the total of annual salary and bonus.
(4)  Granted in May 1994 for 1993 performance.
(5)  Exercisable at $5.00 per share and expire in December 2001.



                                                         INDIVIDUAL GRANTS
- -----------------------------------------------------------------------------------------------------------------------------------
                                                               Percent to All
                                    Number of Shares         Options Granted to
                                       Underlying               Employees in             Exercise
                                        Options                 Fiscal Year                Price               Expiration Date
- -----------------------------------------------------------------------------------------------------------------------------------
 Mark Weiss                             350,000                    44.5%                   $3.50              December 24, 2002
 Lawrence H. Cabecerias                  60,000                     7.6%                   $6.50               January 30, 2002
- -----------------------------------------------------------------------------------------------------------------------------------

     The following table sets forth the number of shares of the Company's Common Stock covered by outstanding stock options held by each of the named executives at December 31, 1995, and the value at December 31, 1995, as determined by the spread between the option price and the price of the Company's stock as reported by NASDAQ National Market (Small-Cap-SM-). Options granted to the named executives during the fiscal year are shown in the table immediately above and are reflected in the following table. The named executives elected not to exercise any of their outstanding stock options during the fiscal year.



                                            FISCAL YEAR-END OPTION VALUE
- ---------------------------------------------------------------------------------------------
                          Number of Unexercisable Options   Value of Unexercised In-the-Money
                                at Fiscal Year-End              Options at Fiscal Year-End
- ---------------------------------------------------------------------------------------------
Name                       Exercisable     Unexercisable     Exercisable      Unexcercisable
- ---------------------------------------------------------------------------------------------
Mark E. Weiss                372,500          175,000         $1,100,625         $656,250
Lawrence H. Cabecerias        15,000           45,000            $11,250          $33,750
- ---------------------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

     In December 1995, the Board of Directors granted 50,000 and 25,000 nonqualified stock options, respectively to Mr. Thomas Kearns, Jr. and Dr. Eric Steiner, respectively, pursuant to the Company's 1995 Stock Option Plan. The stock options are exercisable at $3.50 per share and expire on December 24, 2002. These options are vested 50% immediately, with the remainder vested ratably over two years.

     In December 1994, the Board of Directors granted 100,000 and 50,000 nonqualified stock options, respectively, to Drs. Schaffer and Steiner for their services as directors of the Company pursuant to the Company's 1992 Stock Option Plan. The stock options are exercisable at $5.00 per share and expire on December 22, 2001. The stock options granted to Dr. Schaffer vest ratably over a four year period; the stock options granted to Dr. Steiner vested immediately.

EMPLOYMENT AGREEMENTS

     Mr. Weiss had an employment agreement with OnGard effective through December 31, 1995. The Board of Directors has agreed to extend the employment agreement through three additional years. The agreement is terminable by OnGard for cause, as defined therein, without further obligation. If OnGard terminates Mr. Weiss without cause, he will be entitled to a one-time payment equal to five times his annual base salary at the amount in effect at the date of the termination. Upon any termination, Mr. Weiss is subject to a two-year covenant not to compete. Effective January 1, 1996, Mr. Weiss' annual base salary was increased to $200,000.

     Effective September 29, 1994, OST entered into an employment agreement with Theodore Shlisky in connection with the Pharmetics Merger. The employment agreement provides that Mr. Shlisky shall serve as executive vice president of OST for the three year term of the agreement and in such capacity he will be responsible for all phases of OST's manufacturing and distribution in connection with its sterilization equipment business. Mr. Shlisky is entitled to an annual base salary of $105,000, plus a cash bonus equal to 25% of his base salary for the 12 months ending September 30, 1995 in certain circumstances; similar bonuses are to be negotiated during the second and third 12 month periods. The employment agreement automatically terminates under certain circumstances and OST may terminate the agreement for cause as defined therein. The agreement may be extended for a period of 6 months, at the option of OST, and the parties agree to discuss Mr. Shlisky's continued involvement in the Company prior to the end of the three year term. The employment agreement also contains a


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

noncompetition clause effective for two years following termination of the agreement. Mr. Shlisky has resigned from the Company effective December 18, 1995. Mr. Shlisky claims that the Company did not fulfill certain of its obligations under his employment agreement. The Company denies this allegation and is currently evaluating with its counsel the potential effect of Mr. Shlisky's departure on the Company, as well as the Company's legal remedies arising out of Mr. Shlisky's termination of his employment agreement. The Company intends to vigorously pursue all of its available remedies relating to this matter.

     There are no current arrangements pursuant to which any director of OnGard is provided cash compensation as a director. Directors receive options under OnGard's Stock Option Plan.

     On December 22, 1994, pursuant to the Company's 1992 Stock Option Plan, the Board of Directors voted to grant the following stock options to the following people: Mark E. Weiss, options for 135,000 shares of Common Stock at $5.00 per share, vesting immediately; Eric L. Steiner, M.D., options for 50,000 shares of Common Stock at an exercise price of $5.00 per share, vesting immediately; Derace L. Schaffer, M.D., options for 100,000 shares of Common Stock at an exercise price of $5.00 per share, vesting ratably over a four year period beginning December 22, 1994; Philip B. Kart, options for 10,000 shares of Common Stock at $6.00 per share, vesting effective March 21, 1994, and options for 50,000 shares of Common Stock at $6.50 per share, vesting ratably over a four year period beginning March 21, 1994; Clay C. Cannady, options for 15,000 shares of Common Stock at $5-1/8 per share, vesting effective May 10, 1993, and options for 45,000 shares of Common Stock at $6.50 per share, vesting ratably over a four year period beginning May 10, 1993. All options expire seven years after the vesting date of the first options to vest under the particular grant.

     On December 24, 1995, the Board of Directors voted to grant stock options to the following people at $3.50 per common share, vested 50% immediately and the remainder vested ratably over two years: Mark E. Weiss, 350,000 options, Eric L. Steiner, M.D., 25,000 options; Thomas F. Kearns, Jr., 50,000 options; Philip B. Kart was granted 25,000 options; Joseph Riccardo, a consultant to the company, 100,000 options; Paul J. Rizzo, a consultant to the company, 50,000 options. In addition, Domenick Treschitta, a consultant to the company, was granted 100,000 options, all vested immediately, but at $1.00 per common share. All options, except those granted to Mr. Weiss, were granted pursuant to the Company's Stock Option Plan approved by stockholders at the Company's Annual Meeting in January, 1995. The options granted to Mr. Weiss were granted outside the plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In September 1992, OnGard completed an initial public offering of its common stock whereby 920,000 Units, consisting of one share of Common Stock and one Warrant, were sold at $5.00 per Unit resulting in net proceeds to OnGard of approximately $3,718,000. Each Warrant entitles the holder to purchase one share of Common Stock at an adjusted exercise price of $5.34 per share and was exercisable through August 11, 1995 until the Company extended the exercise period through April 30, 1996. The Warrants are subject to redemption by OnGard, subject to certain conditions, upon 30 days' written notice. As of April 10, 1996, 757,000 Warrants had been exercised converting to 957,600 shares of Common Stock.

     Pursuant to the terms of the underwriting agreement relating to the initial public offering, OnGard has entered into a five-year agreement providing for the payment of a fee to Royce in the event Royce is responsible for a merger or acquisition transaction to which OnGard is a party. OnGard will pay Royce an amount equal to the following percentages of the consideration paid by or to OnGard; 5% of the first $1,000,000 or portion thereof; 4% of the second $1,000,000 or portion thereof; and 3% of the excess. The fee payable to Royce will be in the same form of consideration as that paid by OnGard or to OnGard, as the case may be. In connection with the Pharmetics merger, Royce is receiving a fee of approximately 16,000 shares of OnGard Common Stock.

     Effective October 1, 1994, the Company acquired Pharmetics Incorporated ("Pharmetics") through OnGard Pharmetics, Inc. (now OnGard Sterilization Technology, Inc.), a wholly owned subsidiary of the Company ("OST"). The merger agreement provided for the issuance of one share of the Company's Common Stock for every twelve 12 shares of Pharmetics common stock and 200 shares of the Company's Common Stock for each share of Pharmetics preferred stock. In addition, Royce Investment Group will receive 16,000 shares of OnGard Common Stock with an aggregate value of $130,000. Theodore Shlisky, former President of Pharmetics, entered into an employment agreement with the Company in which he became an officer of OnGard Pharmetics and received 130,655 shares of the Company's Common Stock in exchange for his shares of Pharmetics.

     On June 28, 1995, the Company issued 10,268 shares of Common Stock to Dr. Eric L. Steiner, a director of the Company, in repayment of a loan from Dr. Steiner to the Company. For purposes of the repayment, the shares were valued at $4.375 per share.

     In September, 1995, the Company completed a private placement of 2,204,021 shares of the Company's Common Stock at a price of $3.50 per share and receive an aggregate of $7,714,075 in gross proceeds. Pursuant to such private placement, a group of investors under the control of Montgomery Asset Management, L.P. acquired 1,148,000 shares or 21.4 percent of the shares outstanding of the Company. At the same time, the same group of investors purchased 100 shares of the Company's Series B Redeemable Preferred Limited Voting Stock for an aggregate of $10. The Series B Preferred Stockholders, provided they own in the aggregate at least five percent of the Company's Common Stock, can nominate and elect one member to the Company's Board of Directors. The Series B Preferred Stock is not entitled to any dividends unless so declared by the Company's Board of Directors. If at any time the holders of the Series B Preferred Stock in the aggregate own less than five percent of the Company's Common Stock, the Company may, upon ten days' notice, redeem the Series B Preferred Stock at a price of $.10 per share. There is no liquidation preference for the Series B shares unless the Board elects to redeem these shares prior to liquidation.

     Also in connection with the private placement discussed above, Dr. Eric L. Steiner, a director of the Company, purchased 14,500 shares of the Company's Common Stock, Thomas F. Kearns, Jr., a director of the Company, purchased 50,000 shares of the Company's Common Stock and Domenick Treschitta, a nominee to the Board of Directors, and his wife, Barbara Treschitta, purchased an aggregate of 39,000 shares of the Company's Common Stock.

                PROPOSAL NO. 2:  APPROVAL OF ARTHUR ANDERSEN LLP
                        AS INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants of the Company for the 1996 fiscal year subject to approval by the stockholders. Arthur Andersen LLP was the Company's independent public accountant for the fiscal year ended December 31, 1995. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

     THE STOCKHOLDERS ARE REQUESTED BY THE BOARD OF DIRECTORS TO VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                       PROPOSAL NO. 3:  APPROVAL OF CHANGE
                              IN AUTHORIZED SHARES

     The Company currently has 6,312,836 shares of its Common Stock outstanding. In various transactions it has issued rights to purchase an additional 2,319,420 shares of Common Stock, for which rights it is obligated to keep an equal number of common shares reserved from its authorized but unissued Common Stock. Furthermore, the Company has reserved 1,150,000 shares of Common Stock for issuance of shares pursuant to its Stock Option Plans and has granted a total of 1,345,750 options under its Stock Option Plans. The aggregate of the issued and reserved shares of Common Stock is 9,978,000. The Certificate of Incorporation of the Company, as amended, authorizes the Company to issue 10,000,000 shares of Common Stock. Therefore, if management of the Company determines that it is in the best interest of the Company to issue additional shares of Common Stock in order to raise additional working capital, to participate in a strategic acquisition or merger transaction or for any other reason, it is unlikely that there will be a sufficient number of authorized, unissued and unreserved shares to participate in such a transaction. For these reasons, the Board of Directors is proposing to amend paragraph A of Article VI of the Company's Certificate of Incorporation to read as follows:

                                   "Article VI

          A. Authorized Shares. The aggregate number of all shares that the Corporation shall have authority to issue is 28,000,000 shares consisting of the following:

               1. 25,000,000 shares of Common Stock (with a par value of $.001 per share); and

               2. 3,000,000 shares of Preferred Stock (with a par value of $.001 per share)(the "Preferred Stock") containing such rights, terms and preferences as determined pursuant to Section B. of this Article VI."

     The Board of Directors does not have any current plans to issue additional shares of Common Stock pursuant to this authorization. Approval of the amendment is being sought to provide the Company with flexibility to meet future contingencies.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDER VOTE FOR THE APPROVAL OF THE AMENDMENT TO ARTICLE VI OF THE COMPANY'S CERTIFICATE OF INCORPORATION.

              PROPOSAL NO. 4:  APPROVAL OF AMENDMENT TO THE ONGARD
                         SYSTEMS, INC. STOCK OPTION PLAN

     The OnGard Systems, Inc. Stock Option Plan (the "Plan") was approved by the stockholders of the Company at the Annual Meeting held in January, 1995. The Plan provides for the issuance of awards of options to purchase up to 600,000 shares of the common stock of the Company in either or both non-qualified stock options and incentive stock options under Section 422A of the Internal Revenue Code of 1986 (the "Code"). Options granted under the Plan are issuable to all active, full time, nonunion employees of the Company and its subsidiaries, including employees who are members of the Board, and to consultants of the Company, including directors who are not employees of the Company. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the interests of the Participants (as defined in the Plan) to those of Company stockholders and to provide Participants with an incentive for outstanding performance. The Plan also provides flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of the Company's operation is largely dependent. The Plan currently provides that no grantee may receive options for more than 100,000 shares under the Plan during the term of the Plan.

     On December 24, 1995, the Board of Directors voted to grant non-qualified stock options under the Plan to the following people at $3.50 per common share, vested 50% immediately and the remainder vested ratably over two years: Eric L. Steiner, M.D., 25,000 options; Thomas F. Kearns, Jr., 50,000 options; Philip B. Kart, 25,000 options; Joseph Riccardo, a consultant to the company, 100,000
options; and Paul J. Rizzo, a consultant to the company, 50,000 options.   In
addition, Domenick Treschitta, a consultant to the company, was granted 100,000 options, and all vested immediately, but at $1.00 per common share. At the same time, Mark E. Weiss was granted 350,000 options, subject to stockholder approval of the increase in the number of options that can be granted to one individual, under the same terms as the other individuals except Mr. Treschitta.

     In order to provide flexibility to the Company in attracting and retaining individuals whose contributions would be valuable to the Company, the Board of Directors proposes to amend the Plan to increase the number of shares for which options may be granted from 600,000 shares to 1,500,000 shares and to increase the number of shares that may be granted to any individual grantee from 100,000 to 350,000.

     The Committee has made no determination with respect to grants of further stock options under the Plan at this time. During 1993, no stock options were granted under the 1992 Plan. During 1994 options were granted under the 1992 Plan as set forth under the heading "EXECUTIVE COMPENSATION -- Employment Agreements" in this Proxy Statement. The Named Executive Officers, as set forth in the table on page 12 entitled, "Fiscal Year-End Option Values" had 372,500 and 15,000 exercisable options, respectively, outstanding.

          The closing price of OnGard Common Stock on the NASDAQ-SM- system on April 26, 1996, was $6 1/2 per share.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
               STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS TO
                   THE ONGARD SYSTEMS, INC. STOCK OPTION PLAN.

                        VOTE REQUIRED TO APPROVE MATTERS

     A quorum for the meeting requires the presence in person or by proxy of holders of a majority of the shares entitled to vote on each matter presented. The election of four of the directors, the approval of the appointment of the independent auditors and the approval of the amendments to the OnGard Systems, Inc. Stock Option Plan require the affirmative vote of holders of a majority of the shares of Common and Series A Preferred Stock present at the meeting in person or by proxy. The election of the Series B director requires the affirmative vote of holders of a majority of the shares of Series B Preferred Stock present at the meeting in person or by proxy. The approval of the amendment to the Company's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common and Series A Preferred Stock entitled to vote on such amendment.

     Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting. In accordance with Delaware law, abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum. For purposes of determining approval of an issue presented at the meeting, abstentions will be deemed present and will, therefore, have the same legal effect as a vote "against" a proposal at the meeting. Broker non-votes will have no effect on the vote except with respect to the proposed amendment to the Company's Certificate of Incorporation where they will have the same legal effect as a vote "against" the proposals.

                            PROPOSALS OF STOCKHOLDERS

     Stockholders intending to submit proposals for presentation at the next Annual Meeting of Stockholders of the Company and inclusion in the proxy statement and form of proxy for such Meeting should forward such proposals to Clay C. Cannady, Secretary, ONGARD SYSTEMS, INC., 40 Commerce Drive, Hauppauge, New York 11788. Proposals must be in writing and must be received by the Company prior to January 18, 1997. Proposals should be sent to the Company by certified mail, return receipt requested.

                             FORM 10-K AVAILABILITY

     The Company's annual report filed with the SEC on Form 10-K, including amendments thereto, is included without exhibits in the Annual Report to Stockholders. Exhibits may be requested by addressing a request to the Secretary, ONGARD SYSTEMS, INC., 40 Commerce Drive, Hauppauge, New York 11788. A charge equal to the reproduction cost of the exhibits will be made.

                                   By Order of the Board of Directors



                                   PHILIP B. KART
                                   Assistant Secretary



May 28, 1996




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